Exhibit 10.1

Translation of

Entrusted Management Agreement

Between

Beijing Taiying Anrui Holding Co., Ltd.

Shandong Taiying Technology Co., Ltd.

And

Shandong Juncheng Information Technology Co., Ltd.

September 3, 2014,

Taian, Shandong, China

Entrusted Management Agreement

This Entrusted Management Agreement (the “Agreement”) was entered into on September 3, 2014, in Taian City, Shandong Province, China by and between the following parties:

Party A:

1. Beijing Taiying Anrui Holding Co., Ltd. (“Beijing Taiying”), is a limited liability company registered in Beijing, the People’s Republic of China. The registration number of its legal and valid Business License is 110108017418430 and the legal registered address is 14766, 14th Floor, No.1 Building, No.33 Yard, Renmindaxue North Road, Haidian District, Beijing. It owns 100% shares of Shandong Taiying Technology Co., Ltd.;

2. Shandong Taiying Technology Co., Ltd. (“Shandong Taiying”), is an enterprise incorporated and existing within the territory of China in accordance with the law of the People’s Republic of China. The registration number of its legal and valid Business License is 370924200000213 and the legal registered address is No.1366, Zhongtianmen Street, High-tech Zone, Taian City.

Party B: Shandong Juncheng Information Technology Co., Ltd. is a Wholly Foreign Owned Enterprise registered in Taian City, and the legal registered address is North of Zhongduanlu of Road No.1, High-tech Industrial Development Zone, Taian City.

In this Agreement, Party A and Party B are called collectively as the “Parties”, each of them is called as the “Party”.

Whereas:

1. Beijing Taiying is the shareholder of Shandong Taiying and legally holds all of the equity interests of Shandong Taiying. Under this Agreement, Shandong Taiying and Beijing Taiying have acted in concert as one party to this Agreement and are collectively called “Party A”;

2. Party B is a Wholly Foreign Owned Enterprise (“WFOE”) incorporated and existing within the territory of China in accordance with the law of the People’s Republic of China and the legal registered address is North of Zhongduanlu of Road No.1, High-tech Industrial Development Zone, Taian City.

3. Party A desires to entrust Party B to manage and operate Shandong Taiying;

4. Party B agrees to accept such entrustment and to manage Shandong Taiying on behalf of Party A.

Therefore, in accordance with laws and regulations of the People’s Republic of China, the Parties agree as follows after friendly consultation based on the principle of equality and mutual benefit.

Article 1 Entrusted Management

1.1 Party A agrees to entrust the management of Shandong Taiying to Party B pursuant to the terms and conditions of this Agreement. Party B agrees to manage Shandong Taiying in accordance with the terms and conditions of this Agreement.

1.2 The term of this Entrusted Management Agreement (the “Entrusted Period”) shall be from the effective date of this Agreement to the earlier of the following:

(1)	the winding up of Shandong Taiying, or

(2)	the termination date of this Entrusted Management Agreement to be determined by the Parties hereto, or

(3)	the date on which Party B completes the acquisition of all of the equity interests of Shandong Taiying.

1.3 During the Entrusted Period, Party B shall be fully and exclusively responsible for the management of Shandong Taiying. The management service includes without limitation the following:

(1)	Party B shall be fully and exclusively responsible for the operation of Shandong Taiying, which includes the right to appoint and terminate Shandong Taiying’s members of Board of Directors and the right to hire managerial and administrative personnel etc. Party A or its voting proxy shall make a shareholder’s resolution and a Board of Directors’ resolution based on the decision of Party B.

(2)	Party B has the full and exclusive right to manage and control all cash flow and assets of Shandong Taiying. Shandong Taiying shall open an entrusted account or designate an existing account as an entrusted account. Party B has the full and exclusive right to decide the remittance and repatriation of the funds in the entrusted account. The authorized signature of the account shall be appointed or confirmed by Party B. All of the funds of Shandong Taiying shall be kept in this account, including but not limited to its existing working capital and accounts receivable. All payments of funds shall be disbursed through this entrusted account, including but not limited to the payment of all existing accounts payable, operating expenses, payment of employees salaries and purchase of assets. All revenues from its operation shall be kept in this account.

(3)	Party B shall have the full and exclusive right to control and administrate all financial affairs and daily operation of Shandong Taiying, such as entering into and performance of contracts, and payment of taxes etc.

1.4 As consideration for the services provided by Party B hereunder, Party A shall pay an entrusted management fee to Party B. The entrusted management fee shall be as follows: during the term of this agreement, the entrusted management fee shall equal to Shandong Taiying’s earnings before corporate income tax, being the monthly revenues after deduction of operating costs, expenses and other legal taxes. If such earnings after deduction of operating costs, expenses and other legal taxes are zero or negative, Shandong Taiying is not required to pay the entrusted management fee; if Shandong Taiying sustains losses, all such losses will be carried over to the following month(s) and deducted from the following month(s)’ entrusted management fee. Both Parties shall calculate, and Party A shall pay, the monthly entrusted management fee within 20 days of the next month.

1.5 Party B shall assume all operation risks out of the entrusted management of Shandong Taiying and bear all losses of Shandong Taiying. If Shandong Taiying has no sufficient funds to repay its debts, Party B is responsible for paying off these debts on behalf of Shandong Taiying; if Shandong Taiying’s net assets are lower than its registered capital, Party B is responsible for funding the deficit.

Article 2 Rights and Obligations of the Parties

2.1 During the Entrusted Period, Party A’s rights and obligations include:

(1) to hand over Shandong Taiying to Party B for entrusted management as of the effectiveness date of this Agreement and to hand over all of business materials together with Business License and corporate seals of Shandong Taiying to Party B;

(2)	Party A has no right to make any decision regarding Shandong Taiying’s operations without the prior written consent of Party B;

(3)	to have the right to know the business conditions of Shandong Taiying at any time and provide proposals;

(4)	to assist Party B in carrying out the entrusted management according to Party B’s requirements;

(5)	to perform its obligations pursuant to the Shareholder’s Voting Rights Proxy Agreement, signed by and between Beijing Taiying and Party B on September 3, 2014, in Taian City, Shandong Province, and not to violate the said agreement;

(6)	not to intervene Party B’s management over Shandong Taiying in any form by making use of shareholders’ power;

(7)	not to entrust or grant their shareholders’ rights in Shandong Taiying to a third party other than Party B without Party B’s consent;

(8)	not to otherwise entrust other third party other than Party B to manage Shandong Taiying in any form without Party B’s prior written consent;

(9)	not to terminate this Agreement unilaterally for any reason whatsoever; or

(10)	to enjoy other rights and perform other obligations under this Agreement.

2.2 During the Entrusted Period, Party B’s rights and obligations include:

(1)	to enjoy the full and exclusive right to manage Shandong Taiying independently;

(2)	to enjoy the full and exclusive right to dispose of all assets of Shandong Taiying;

(3)	to enjoy all profits and bear losses arising from Shandong Taiying’s operations during the Entrusted Period;

(4)	to appoint all directors of Shandong Taiying;

(5)	to appoint the legal representative, general manager, deputy general manager, financial manager and other senior managerial personnel of Shandong Taiying;

(6)	to convene shareholders’ meetings of Shandong Taiying in accordance with the Shareholder’s Voting Rights Proxy Agreement and sign resolutions of shareholders’ meetings; and

(7)	to enjoy other rights and perform other obligations under this Agreement.

Article 3 Representations and Warranties

The Parties hereto hereby make the following representations and warranties to each other as of the date of this Agreement that:

(1)	each Party has the right to enter into this Agreement and the ability to perform it;

(2)	the execution and performance of this Agreement by each Party have been duly authorized by all necessary internal corporate action;

(3)	the execution of this Agreement by the authorized representative of each Party has been duly authorized;

(4)	each Party has no reasons of its own that will prevent this Agreement from becoming a binding and effective agreement between both Parties after execution;

(5)	the execution and performance of the obligations under this Agreement will not:

(a) violate any provision of the Business License, Articles of Association or other similar documents of its own;

(b) violate any provision of the laws and regulations of the People’s Republic of China or other governmental or regulatory authority or approval;

(c) violate or result in a breach of any contract or agreement to which the Party is a party or by which it is bound.

Article 4 Effectiveness

This Agreement shall take effect after it is duly executed by the authorized representative(s) of each Party hereto with signatures and seals being affixed.

Article 5 Liability for Breach of Agreement

During the term of this Agreement, any violation of any provisions herein by either Party constitutes a breach of the Agreement and the breaching Party shall compensate the non-breaching Party for the loss incurred as a result of this breach.

Article 6 Force Majeure

The failure of either Party to perform all or part of the obligations under this Agreement due to force majeure shall not be deemed as a breach of the Agreement. The affected Party shall present promptly valid evidence of such force majeure, and the failure of performance shall be settled through consultations between the Parties hereto.

Article 7 Governing Law

The conclusion, validity, interpretation, and performance of this Agreement and the settlement of any disputes arising out of this Agreement shall be governed by the laws and regulations of the People’s Republic of China.

Article 8 Settlement of Dispute

Any disputes under the Agreement shall be settled at first through friendly consultation between the Parties hereto. In case no settlement can be reached through consultation, each Party shall have the right to submit such disputes to South China International Economic and Trade Arbitration Commission. The place of arbitration is Shenzhen. The arbitration award shall be final and binding on both Parties.

Article 9 Confidentiality

9.1 The Parties hereto agree to cause its employees or representatives who has access to and knowledge of the terms and conditions of this Agreement to keep strict confidentiality and not to disclose any of these terms and conditions to any third party without the expressive requirements under law or request from judicial authorities or governmental departments or the consent of the other Party, otherwise such Party or personnel shall assume corresponding legal liabilities.

9.2 The obligations of confidentiality under Section 1 of this Article shall survive after the termination of this Agreement.

Article 10 Severability

10.1 Any provision of this Agreement that is invalid or unenforceable due to the laws and regulations shall be ineffective without affecting in any way the remaining provisions hereof.

10.2 In the event of the foregoing paragraph, the Parties hereto shall prepare supplemental agreement as soon as possible to replace the invalid provision through friendly consultation.

Article 11 Non-waiver of Rights

11.1 Any failure or delay by any Party in exercising its rights under this Agreement shall not constitute a waiver of such right.

11.2 Any failure of any Party to demand the other Party to perform its obligations under this Agreement shall not be deemed as a waiver of its right to demand the other Party to perform such obligations later.

11.3 If a Party excuses the non-performance by other Party of certain provisions under this Agreement, such excuse shall not be deemed to excuse any future non-performance by the other Party of the same provision.

Article 12 Non-transferability

Unless otherwise specified under this Agreement, no Party can assign or delegate any of the rights or obligations under this Agreement to any third party, nor can it provide any guarantee to such third party or carry out other similar activities without the prior written consent from the other Party.

Article 13 Miscellaneous

13.1 Any and all taxes arising from execution and performance of this Agreement and during the course of the entrusted management and operation shall be borne by the Parties respectively pursuant to the provisions of laws and regulations.

13.2 Any amendment entered into by the Parties hereto after the effectiveness of this Agreement shall be an integral part of this Agreement and have the same legal effect as this Agreement. In case of any discrepancy between the amendment and this Agreement, the amendment shall prevail. In case of several amendments, the amendment with the latest date shall prevail.

13.3 This Agreement is executed in Chinese. The original Chinese version of this Agreement shall be executed in three (3) copies. Party A holds two original copies and Party B holds one original copy.

13.4	In witness hereof, the Agreement is duly executed by the Parties hereto on the date first written above.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

(Page of signatures only)

Party A:

Beijing Taiying Anrui Holding Co., Ltd.

(Official seal)

/s/ Zhili Wang
Legal Representative/Authorized Representative:	Zhili Wang

Shandong Taiying Technology Co., Ltd.

(Official seal)

/s/ Zhili Wang
Legal Representative/Authorized Representative:	Zhili Wang

Party B:

Shandong Juncheng Information Technology Co., Ltd

(Official seal)

/s/ Zhili Wang
Legal Representative/Authorized Representative:	Zhili Wang